Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-248571,  File No. 333-225439 and File No. 333-223950), Form S-3 (File No. 333-226787 and File No. 333-228882) and Form S-1 (File No. 333-237682 and File No. 333-235295) of SG Blocks, Inc. of our report dated April 15, 2021, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of SG Blocks, Inc. for the year ended December 31, 2020.

/s /Whitley Penn LLP

Dallas, Texas

April 15, 2021